EXHIBIT 99.2
American Eagle Outfitters, Inc.
First Quarter 2010
Conference Call Transcript dated May 26, 2010
Greetings and welcome to the American Eagle Outfitters first quarter 2010 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you., Ms. Meehan, you may begin.
Good morning, everyone.
     Judy Meehan - American Eagle Outfitters Inc — VP of IR
     Joining me today are Jim O’Donnell, Chief Executive Officer and Joan Hilson, Executive Vice President, Chief Financial Officer. If you need a copy of our first quarter press release, it is available on our website, AE.com. Before we begin, I need to remind everyone that during this conference call members of management will make certain forward-looking statements based upon information which represents the company’s current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC. And now I’ll turn the call over to Jim.
     Jim O’Donnell - American Eagle Outfitters Inc — CEO
     Thanks, Judy. Good morning, everyone. The first quarter demonstrated real progress towards our goals. We achieved higher sales and stronger profitability. This was the second consecutive quarter of positive comps and we achieved a 55% increase in earnings per share excluding M&O. The AE brand continued to gain momentum with both women’s and men’s posting positive comps for our sales. Further, we effectively capitalized some store traffic delivering a near record high conversion rate in the first quarter. Both of these metrics speak to the overall consumer appeal of the AE brand, the strength of the assortments as well as our value pricing.
aerie also produced strong positive comps in the first quarter and improve its bottom line result as well. While profitability is not yet where we want it to be, we have implemented target initiatives which will put us on a path to deliver improved second-half results and ultimately lead to a targeted mid- teen operating margin in 2011.
First, we are well into the process of winding down MARTIN+OSA’s operations and are within our estimates. The decision to close the brand, while certainly difficult, enabled us to focus talent, and resources towards our most attractive opportunities which are our AE brand, aerie and 77kids. We are continuing to streamline our entire organization from top to bottom, to be faster, more efficient and more productive. We have made pivotal hires in design and merchandising for each of the brands and have forged essential alignment along creative functions. Additionally, we are looking at each aspect of the business for opportunities to reduce costs and improve processes. Our mantra is to work smart, combine a small company entrepreneurial spirit with a big company power and discipline. Specifically, we have made changes within our buying and allocation process.
We have positioned more sourcing in the Western Hemisphere for both cost opportunities and shorter lead times. We are leveraging our buying power in fabrics and expanding the vendor base where we see opportunities. In the area of store allocation, we have enhanced our process to be more precise and fluid, which will enable faster turns. The net results of these initiatives will lower inventory levels in the second half of the year. As the assortment plans are reengineered, we also expect to achieve AUR’s that are more appropriate for our brand positioning in the market place.
The AE brand is right on target and is extremely relevant to today’s customers, as confirmed by our annual research as well as external sources. We continue to be top of mind with our 15 to 25 year old customers. We remain dominant in denim and we have made appropriate investments to support this brand defining business, which is a strong contributor to both sales and margins. With denim as our foundation, we are focused on building our tops business as well as accessories. The idea is to complete the lifestyle experience for our customers through trend right fashion and outfitting. We will continue to deliver the core essentials that AE is known for, but additionally, you will see the assortments peppered with more fashion forward key items that elevate the entire brand experience. We are being widely recognized for our unique position in the market place by customers and influences alike.

In fact, ABC’s Nightline and the editor of People Style Watch Magazine just featured American Eagle as a brand of choice for great fashion at affordable prices. Moving to aerie, this is a brand with tremendous promise. We demonstrate success with our distinct brand position, and we placed a powerful stake in the ground for our bra and undie business.
The next frontier though is expanding aerie to become a full lifestyle brand, building on the early success of aerie f.i.t, accessories, personal care, and loungewear. A word on 77kids. 77kids is gaining traction and is steadily building brand awareness as an online business. The first seven brick and mortar stores are slated to open this year beginning in July.
The retail stores will continue to raise the brand profile overall, and familiarize a broader base of customers with the 77kids product. We are excited about the launch of little 77 for infants and babies, 0-18 months and you can look for it in our stores and online in July.
International expansion is another important strategy for the company. And I’d like to emphasize again, that our approach to international is one of minimal cash outlay with nearly immediate financial upside.
We are extremely pleased with our first stores in Dubai and Kuwait and are proceeding with plans for additional stores in the Middle East, working with our partner, the Alshaya group. We are also evaluating similar opportunities in various locations throughout Asia.
Looking at the year ahead, we are most optimistic about the third and fourth quarters as our strategic initiatives will have an opportunity to take a firm hold and deliver improvement to both top and bottom lines. While we made progress to date, we need to stay focused and disciplined. And in closing, I hope to share my excitement and enthusiasm for the opportunity in front of us. I look forward to discussing additional progress with you in the next quarter. Thank you. And I will now turn the call over to Joan.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Thanks, Jimand good morning everyone. First, I’ll provide a few details regarding our improvement in the operating margin. I will then review our outlook. My comments will focus on results excluding MARTIN+OSA and please refer to the adjusted earnings statements accompanying the press release.
We are pleased to see a continuation of the sales strength that began late last year. Total sales increased 8% and comp store sales rose 5%. aerie comps were up 23% and direct sales increased 2% in the quarter. Store traffic levels remained inconsistent, especially during non- peak selling periods.
However, strong on trend of assortments drove a higher conversion rate, and an increase in the average dollar sale. The first quarter AUR declined due to a promotional nit strategy and an increase in accessories as a percent of the mix.
Now let me turn your attention to gross margin. I’d like to talk about two major spring merchandising strategies, denim and knit tops. As you know, this spring we made a deliberate investment in denim to support strong customer demand.
This strategy was highly successful including growth in both margin dollars and rates. Within knit tops, we entered the spring season with a unit driven, planned promotional strategy designed to send a clear message of value and gain market share. This strategy did not deliver the planned margin. Beginning with the third quarter, we have adjusted our assortment plan, providing for a better balance between pricing and units enabling us to capture a higher margin.
With that said, our first quarter merchandise margin still strengthened by 210 basis points, driven by lower markdowns. We leveraged positive comp store sales nicely, leading to a rent decline of 40 basis points, which delivered a gross margin rate improvement of 250 basis points. Moving on to operating expense, SG&A increased 11% due to higher compensation costs, including the timing of executive equity grants.
Looking ahead, we expect SG&A dollars to be in the range of upload single digits to down low single digits depending on the level of sales. As we’ve indicated, we are driving forward with aggressive initiatives to reduce costs and simplify our processes. We’ll keep you updated as we lock down our savings.

Now turning to the balance sheet. First quarter ending inventory increased 15% at cost per foot following a 4% decline last year. Our inventory position supports a year-round in stock denim strategy which we begin to anniversary in the third quarter. We believe this is absolutely the right strategy entering back to school,and as we initiate the changes in our buying and allocation process, second half inventories are planned down.
In keeping with our conservative spending plan, we now see CapEx of $90 million to $110 million for this year. This is down $10 million from our prior guidance. We ended the first quarter with cash and investments of $732 million. This is after share repurchases of $72 million and a $13 million payment on our demand line.
Now transitioning to our forward view. We are initiating second quarter adjusted earnings guidance of $0.12 to $0.16 per share, which reflects margin pressure related to weaker business trends early in the quarter. This guidance excludes estimated closing charges and an operating loss related to MARTIN+OSA of $0.13. It also excludes potential investment charges.
Our clear priority is to quickly return to earnings growth. With improvements in the areas of production and allocation, we have reduced our inventory for the second half of the year. A more balanced price and unit strategy will allow us to recapture margin and our expense initiatives will enable us to drive leverage and strengthen profitability. Thanks. And now I’d like to open the call up for questions.
Operator
     Thank you. We’ll now be conducting a question-and-answer session. (Operator Instructions) One moment please while we poll for questions. Thank you. Our first question is coming from the line of Christine Chen with Needham & Company. Please proceed with your question.
     Christine Chen - Needham & Company — Analyst
     Thank you. I was wondering, could you just talk to us little bit in more detail about what changes you’re making in planning and allocation so you’ll be able to get your inventory down in the second half and I wanted to ask about aerie. I think you’re only opening nine locations for the year and I think previously had said 20. What is the reason for the change? Thank you.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Okay, Christine. Thanks for the question. The changes in the planning and allocation really relate to further differentiating our store allocation by volume levels. We see that we have an opportunity to turn our inventories faster than we have done in our lower volumes stores and truly leverage a program that we have that we call store to door which enables our customers to get sizes or choices from our web that they can’t necessarily find in those lower volumes stores. So that’s number one. And that’s very important.
Secondly, we’re leveraging and continue to leverage our fabric platform as well as just looking at the production improvements related to some of our top strategies that we now have seen what we see in the first quarter have the confidence to really turn those inventories faster and bring the inventory in. And the third point on that is that our denim strategy is one that we will anniversary in the third quarter. It’s one that we began last year third-quarter. So that’s the reasons why we believe we can really turn those inventories faster. With respect to aerie, we have shifted stores into 2011 and really feeling very good about the aerie brand. We have some nice improvement in the third quarter. And we will continue to follow the lifestyle. I will let Jim had a few comments related to that.
     Jim O’Donnell - American Eagle Outfitters Inc — CEO
     Basically, just to put a little more color on Joan’s comments on aerie, we looked at where we’re successful and what type of markets and what type of locations within shopping centers and so we’ve taken a look at where we want to place, physically place the aerie stores. And so in doing that, we decided to slow down 2010 in order to position very strongly in 2011 and 2012 going forward in markets and the centers that we deem to be appropriate based on data that we currently have, where we’re successful.
     Judy Meehan - American Eagle Outfitters Inc — VP of IR
     Next question, Rob?

Operator
     Yes, the next question is coming from the line of Jeff Klinefelter of Piper Jaffray. Please proceed with your question.
     Stephanie - Piper Jaffray — Analyst
     Hi, good morning. It’s Stephanie for Jeff Klinefelter. I have two questions this morning. The first, Joan, if you could give us some further detail on your knit tops initiatives. I think you mentioned that in Q3 you would be realigned in your sourcing structure there, but what kind of effects can that category have on merchandise margin as we look at the model for Q3 and Q4? And then a second question, just following up on your second half inventory plans, now having inventory planned down, if you could give us some sense on what your planning then for comp rate, knowing that your inventory was up in the first half and you delivered a nice comp in Q1, how should we be thinking about the sales growth implications on a down inventory plan in the second half? Thank you.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Good question, Stephanie. Thanks. With respect to the unit strategy that we went out with in the first half of the year, we really were going after a unit value strategy. We have a firm understanding, we believe, of rate of sales relative those price points. In addition to that, we are able now to plan that properly within the back half of the year. So that’s one.
The other side of that is we’re able to turn those inventories and really leverage some production improvements that enable us to bring those inventories and our knit tops in closer to need. So that’s really why we can rebalance and certainly see that there is merch margin opportunity in the third quarter, in the back half, itself. What this means to us, Stephanie, is that this is a higher AUR that we can drive to in the third quarter because of this better balance and because of our ability not to take the higher level of markdowns that we had chosen to do in the first half of the year here. To set ourselves up clean for the third quarter. With respect to the second half, in terms of, comp guidance, what I would tell you there is that clearly we’re planning our inventories down, really leveraging the ability to turn faster and we are remaining conservative in our approach to the year. We are ready. Okay.
Operator
     Our next question is coming from the line of Jeff Black with Barclays Capital. Please proceed with your question.
     Jeff Black - Barclays Capital — Analyst
     Yes, thanks. So, can you shed some light on where you’re seeing weakness to start the quarter? Is that, you know, what categories that might be in, etc.? And Joan, on the kids and aerie businesses, what kind of drag do we see the combination of this year? Thanks.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Thanks, Jeff. The second quarter is really what we need to think about here is that we’ve initiated guidance on a weak start to the quarter. We need to get through — importantly, this is a big week. We have shifted some of our promotional cadence as well, and we really need to get some more sales and category selling under our belt before we would really comment on a category basis.
So it’s an early start to the quarter. It’s a quarter that we hope that we can play out here with some of the innovative marketing of ideas that we have in our arsenal and we’ll see how the quarter plays out. But that’s really, you know, it’s early, and it’s premature to really talk category selling. And with respect to the kids and aerie business, aerie is, without really giving specifics on the bottom line, impact, aerie is progressing nicely. It’s improved from last year in the quarter.
We’re pleased with that. It is on a store of profitability stand-alone four wall is doing far better than it did last year. We have much higher merch margins. And so we are encouraged by that. 77 kids has a nominal impact to our operating profit rates and dollars, and it’s a brand that is, you know, truly, no pun intended, in its infancy. We will look to see what it can bring to us and we are excited about it in the July back-to-school timeframe. So that’s truly a stay tuned, Jeff.

Operator
     Our next question is coming from the line of Janet Kloppenberg with JJK Research. Please proceed with your question.
     Janet Kloppenberg - JJK Research — Analyst
     Hi, everybody.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Hi Janet.
     Janet Kloppenberg - JJK Research — Analyst
     I had a couple of questions. I wonder on the guidance for the second quarter, how much of that down forecast had to do with inventories being too high, Joan, as opposed to the weak business trends that you’re seeing right now. And I wondered about the North American sourcing that Jim talked about. And how that — how that will help you improve margins. Because generally we think of it as a less competitive pricing market. And lastly, I think Jim mentioned that he was looking for operating margin improvement, perhaps in 2011 or moving toward the goal of mid- teens in 2011. So does that suggest that you’re not looking for operating margin improvement in fiscal 2010? Thanks.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     So I’ll take two of them. Jim will take the production question. We have absolutely taken the markdowns that are appropriate to take in the first quarter, Janet. So as we look at the second quarter, our second quarter inventory reflects a similar denim position. As I said, will move into third quarter and anniversary that. Without denim, we are up roughly low single digits and in terms of the balance of our inventory, so truly what is happening in the second quarter is if we start to the quarter. It’s early in the quarter. And we are taking the markdowns and assuming the markdowns in our guidance that we need to take to clear through the excess inventories. With respect to 2011 or 2010, pardon me, but clearly expect to get operating improvement in 2010 that leads us to the path to achieve that mid teen operating margin in 2011.
     Jim O’Donnell - American Eagle Outfitters Inc — CEO
     Janet, as it relates to cost competitiveness between the Western Hemisphere and the Far East, actually the Western Hemisphere is actually very competitive in its pricing for the type of product that we are having manufactured there. And also combined with that is that we have the ability to leverage freight. So it costs less money to get the product here to our distribution centers in the US as well as were able to be more expeditious in our lead times. And hopefully that we’ll combine with faster turnover and leaner inventory. So overall as of the trappings to be a real margin contributor in the future.
     Judy Meehan - American Eagle Outfitters Inc — VP of IR
     Okay. We’re ready, Rob.
Operator
     Our next question is from the line of Brian Penick with JPMorgan. Please proceed with your question.
     Ana Andrea - JPMorgan — Analyst
     Thanks so much. Good morning It’s Ana Andrea in for Brian. I had a couple of questions. First, Joan, just a follow-up on SG&A. Your comments for SG&A to be up low single to down low single, is that for the year or starting with the second quarter?

     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     As for the year.
     Ana Andrea - JPMorgan — Analyst
     And how should we think about SG&A dollar growth in the 2nd quarter?
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     The SG&A, the way we should think about it, was up the 11% in the second quarter, at the mid single digits in the second quarter. Again that relates to timing related to the equity grants, and then as we progress through the year, you should see the back half SG&A down.
     Ana Andrea - JPMorgan — Analyst
     Okay. That’s great. That’s helpful. And just on the balance sheet, you guys bought back about 4 million shares in April. We have about 26 million or so left on the buyback. Just maybe talk about your and the board’s appetite towards buying back stock here in the back half.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     We will continue to evaluate share repurchase. That $26 million authorization lasts throughout the year, as you mentioned. It’s something that we will review on an ongoing basis.
Operator
     Thank you. Our next question is coming from the line of the Michele Tan with Goldman Sachs. Please proceed with your question.
     Michelle Tan - Goldman Sachs — Analyst
     Thanks. I was wondering if you could talk a little bit more about the tops strategy. You know, were you happy with the pricing in the initial margin and just bought too many units or as you look toward the second half, are you thinking about buying fewer units and also taking the initial margins on the category higher and any kind of product changes that your planning to going along with that? Or is it really just about the pricing?
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     It’s twofold, Michelle. The thing to think about knits is we went into the first quarter with a position, with a unit value strategy. So yes, units were heavier than needed in the first quarter. The response to the knits was positive from the customer, but not to the level of our unit buy. So that from that we’ve been able to evaluate the right rate of sales for that price point and also manage within our mix a bit of a price point change that will allow us in the third quarter to have modestly higher AUR’s on lower unit buys.
Operator
     Our next question is going to be coming from the line of Dorothy Lakner with Caris and Company. Please proceed with your question.
     Dorothy Lakner - Caris and Company — Analyst
     Thanks. Good morning everyone. Can you hear me?

     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Yes. Good morning, Dorothy.
     Dorothy Lakner - Caris and Company — Analyst
     Thanks. Just following up on the tops category again. I guess, could you talk a little bit more about what worked, but what didn’t work, how that’s going to change in the second half aside from just the unit strategy? And then also just talk a little bit more about the changes that you made to design and merchandise teams to give us some comfort level that the strategy there on the tops can play out in the second half of the year. And then also, just a little bit more color because denim has been such a strong category, some more color on what’s working there as well. And what, if any, changes we might see going into back to school in the second half? Thanks.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     With respect to tops, Dorothy, as we look at the assortment, the basic tops strategy which was at the lower price point again, is more a unit issue with a nice response from the customer. The fashion side of what we call fashion, the higher price point, had a modest acceptance by our customer, which in some of the higher price points, that was one of the strategies to offset some of this lower selling. So we’ve been able to make those adjustments into — and to build on it into the third quarter assortment, and also, frankly, we don’t need as many choices as we were providing the customer in the first half of the year here. So those are the adjustments that we’ve made in our knits strategy.
With respect to denim, one of the interesting changes that is also going to help our merchandise margins as we progress through the year is the idea of how we transition into our back-to-school line. And so we’ve been able to put forth a strategy that helps us manage newness and what I call our core systems that allows the right amount of freshness going into the third quarter but also enables us to leverage that in stock strategy in core systems. So that’s a margin plus for us.
And with respect to our talent and the changes in the merchandising and design, we are very pleased with how the teams are working together and really coming together to thank you for your, our chief merchandising officer for the AE brand, and really seeing that come together and really believe we will start to see the effects of that in the back half of the year. With respect to aerie and we have some new design talent there and one of the things that Jim mentioned is this idea of expanding the aerie brand to be a full-fledged lifestyle brand and the design team is showing all signs of bringing the right level of talent for us to be able to do that.
Operator
     Our next question is coming from the line of Jennifer Black with Jennifer Black and Associates. Please proceed with your question.
     Jennifer Black - Jennifer Black and Associates
     Thank you. Your new store front looks great, by the way. I wondered how you are positioned in accessories for back-to-school and what areas you are focused on improvement in that category. And I also wondered how you’re positioned for the big khaki trend and lastly, you talked on the last call about trademark issues that you are working on, and I wondered where you were there as far as international. Thank you.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Do you want to do trademark?
     Jim O’Donnell - American Eagle Outfitters Inc — CEO
     I’ll do that last.

     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Okay, with respect to accessories, as we move into back-to-school, we are extremely excited about accessories and Jennifer, you may have noticed in the stores, the expanded presentation that we have with our jewelry assortment. And we really feel that that is a business that we’ve truly scratched the surface on in our mix and we’re really pushing that category to be at the right price point, the right balance within our overall assortment. So you’ll see the expanded presentation. It is serving as well. A nice return on that investment. And really continued to push the jewelry button there.
With footwear, as a small part of the assortment, and getting into some of the soft accessories, we think that’s important as well for the back-to-school period. So nice investment, nice return thus far. We are just going to continue to grow.
     Jim O’Donnell - American Eagle Outfitters Inc — CEO
     As it relates to trademark, I recently returned from a trip to Europe and we were very successful in negotiating and resolving a dispute that we had with someone who controlled a trademark in some countries that we deemed to be strategically important to us for our international expansion. We resolved the matter. They were very favorable terms for both parties. And it has opened up the door now for us to enter into agreements with potential partners to expand in other parts of the world that we are very positive that we will reap some very positive gains in a very short period of time. And you’ll be hearing more about that as the year progresses and we’ll try to get as much color around it as possible. But we are embarking now in a very serious and strategic way to place international on the front burner of the priority list of things that we need to do now and to go forward over the next few years.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Next, Rob?
Operator
     Yes. Thank you. Our next question is from the line of Robin Murchison SunTrust.
     Robin Murchison - SunTrust — Analyst
     Thanks, everyone. Good morning. Just a few questions here. One, if you could possibly, about what your inventory, how you see it at the end of the second quarter, when back to school sets, how much of your denim is sort of year-round versus fashion that you bring in by season. And just to piggyback off of Jennifer Black’s question about khaki, if there’s anything to say about that and just tie into back-to-school, second half. Thank you.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Sure. We haven’t given guidance for sometime around quarter end inventories, Robin. And that is because of the timing of accruals at the end of the quarter. So what we’re giving is the view of average weekly inventory is on a cost per foot basis. That said, the inventories in the second quarter total up low double without denim, up low single. And as I said, in the back half of the year, we are anniversarying the denim structure, and we will assess inventories to be planned down. And I feel very good about the work the teams have done around this inventory strategy and really driving more efficient terms in our inventories at a category level. With respect to khaki, khaki is a part of our assortment and a strategy that you will see from us. Stay tuned on what that looks like.
Operator
     Thank you. Our next question is from the line of Liz Dunn Thomas Weisel Partners. Please proceed with your question.

     Liz Dunn - Thomas Weisel Partners — Analyst
     Hi. Good morning. Thank you. I guess, is they’re any sort of quantification on the level of carryover inventory right now? Anything you can add to give us some sense of the freshness of your inventory? And then I know that it’s early in the quarter, but is they’re any way you can say whether or not you are running negative comp somehow and was leading to the optimism for the back half? Because as I understood it you’re saying you’re more optimistic for the sales of the back half, those comparisons are a little bit more difficult. So if you could provide some clarity there.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Sure. To clarify the inventories, the weakness in the second quarter relates to summer goods. And what we are in terms of — this isn’t about carryover of the spring product, it’s about the weakness in trends and the business performance that we are saying today. So carryover is not a part of the inventory or margin pressure that we are seeing.
With respect to the back half, the optimism that your hearing is about the management of our inventories and the confidence that we have in our ability to turn our inventories, leveraging those production strategies, and the changing the strategy, rebalancing the unit position from the first half strategy. So that’s the optimism your hearing, is around the inventory strategy if I had mentioned earlier that there is a conservative view of business trends in the back half.
Operator
     Our next question is from the line of Todd Slater with Lazard Capital Markets. Please proceed with your question.
     Todd Slater - Lazard Capital Markets — Analyst
     Thanks for much. I want to start by recognizing emergence have been a really good job delivering on the fashion product. It sounds like the messages you’re aggressively addressing the inventory issues here. I’m wondering, though, who was primarily responsible for the inventory decisions? If it’s coming out of the financial or as merchants are driving the inventory plan. And also with the inventory up 15% and dollars , give you — can you give us a sense of what inventory of those units and the denim up single digits and dollars, what is the relationship in terms of units? And can you give us a sense of how much the inventory is up in the denim area, specifically? Because that sounds like it’s a big driver. And lastly, on the balance sheet, very strong balance sheet. Stock is down a lot. Why is the Company. the board has not talked about deploying the cash more aggressively? Thank you.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Thanks for your comments, relative to our fashions. In terms of our inventory position, I will state that, and this is the confluence of our inventory speaks to denim. And that is what increases. Our denim strategy is working. We feel very good about it. We hit our sales and margin plans. So the denim position as a strategy that we’ve employed for the last year.
The unit strategy was a strategic move to regain market share in our knit top category. So that’s where those decisions are coming together. As it relates to second quarter inventory specifically, up low double, on an average weekly basis. Without denim, up low single. And from a unit perspective for the second quarter, we are seeing it up mid- single on an average basis. So that’s the comments related to the second quarter.
And with respect to the buybacks are potential repurchase of shares, we just repurchased $72 million, 4 million shares in the first quarter, and we will continue to evaluate that as we progress through the year. All right, thanks.
     Judy Meehan - American Eagle Outfitters Inc — VP of IR
     Rob, next question.
Operator
     The next question is coming from the line of Kimberly Greenberger with Citigroup. Please proceed with your question.

     Kimberly Greenberger - Citigroup — Analyst
     Thank you. Good morning.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Good morning.
     Kimberly Greenberger - Citigroup — Analyst
     You laid out the goal of hitting a 15% operating margin of 2011. I’m wondering if you could help us understand the levers that would help to get there. What is the assumption that you would need to achieve that goal? And what is the contribution from gross margin and SG&A on a relatively basis? That would be helpful. Thanks.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Sure, Kimberly. As we look at achieving that mid- teen operating margin, what we need to do is drive top line and get back some of that sales productivity. So that’s important too. Improving merchandise margin to begin to approach some of our high points or peaks in our history is something that we are driving towards. It would be unrealistic to think that we could actually get to those peaks sitting from this vantage point today. But we believe that we — a big piece of the improvement needs to come from our merchandise margin and that’s why we’re very focused in some of the strategies that Jim mentioned as well as the strategies that I’ve mentioned around to planning and allocation. SG&A is clearly a piece and why we’re aggressively going after a savings — this year, and expect to be able to come back to you in the 3rd and 4th quarters with some real savings opportunities. But less so than to the margin opportunities. So it’s top line, margin, gross margin, is a larger piece than the SG&A. Thanks.
     Judy Meehan - American Eagle Outfitters Inc — VP of IR
     Rob, next question?
Operator
     Yes. Our next question is from the line of Richard Jaffe with Stifel Nicolaus. Please proceed with your question.
     Richard Jaffee - Stifel Nicolaus — Analyst
     Thanks very much guys. It’s really a two-part question. You talk about averaging and retail moving up in the second half. And I understand the appeal of that. Is this going to be a shift in our more aggressive promotional pricing? And if so, how are you going to sort of convinced the consumer to pay more? Which were visibility on the sort of shift in product that I would assume would follow the school? So would you talk a little bit more about international and the financing of that business and the potential growth of that business?
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Richard, with respect to the AUR in the second, as I mentioned, it’s a modest increase. And it’s one that it’s really a fine tune in, a little bit of rebalancing in that unit value strategy that will drive it. And also remember that accessories is a part of that mix and something that we’re growing as well. So that’s really — it’s more of a subtle change. And an outcome of turning our inventories faster and having a more conservative view in that management.
     Jim O’Donnell - American Eagle Outfitters Inc — CEO
     As it relates to international, I believe I stated in my comments that as far as American Eagle investment, it’s minimal. In that our arrangements, our contractual arrangements with our partners and potential partners right now is a licensee arrangements. So the licensee bears most of the majority of all of the financial aspects of the transaction.

As we progress forward and we decide on how we want to progress in each of the parts of the world we deemed to be appropriate, it can take on a number of different variations as to the transactional arrangement. The licensee has a minimal amount of risk and a minimal amount of investment, but it also caps you’re overall contribution. We’re also looking at joint ventures where we would have the majority share. We have not entered into any.
We have researched that, and in some cases we might do a combination of early on licensee arrangement and then eventually would graduate to a joint venture with American Eagle taking over the majority share. If there’s a remote possibility in some parts of the world will not go at it ourselves, although we have an export that in any great detail at this time. So I don’t see that in the near future. So you’ll be hearing more about the international operation and our growth plan and also the financial structure that we’re going to pursue on a go forward basis. But right now they’re will be a minimal investment on the part of the American Eagle and zero exposure financially for any downturn.
Judy Meehan - American Eagle Outfitters Inc — VP of IR
     Okay, Rob?
Operator
     Our next question is from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.
     Dana Telsey - Telsey Advisory Group — Analyst
     Good morning. Could you talk a little bit about how you’re thinking about IMU and the continuing opportunity going forward and the upcoming raw material cost increases and how your planning for that? And just any more color on the terms of guys and girls, what your seeing by product category. Strength in denim and tops. Thank you.
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     Thanks, Dana. With respect to IMU or really the way we talk about it as you do, in terms of the costing in of our product, we’re seeing currently that product costs are down in the spring season and we have been able to pass a portion of that onto our customers. However, as we look forward, we expect to see a modest benefit in costing in the third quarter and in the fourth quarter really expect to see that flattened now. You know, as far as next year, which is I know on the minds of many people, it’s really early. We are working with our vendor partners to optimize as best we can the position that we’re seeing, you know, occur out in the markets with respect to rising costs. So we are diligently working our way through that to mitigate any increases as best we can. With respect to — oh, the guys and girls mix and any color on the category selling,really strong, obviously, in both men’s and women’s denim. We feel very good about that. We see bright spots in our top category across the board. We have a bare knits.. We have our fashion knits, the basic knits we have been talking about, as well as graphic T-shirts. And we’re seeing that there is a nice response to our assortment, and as we navigate away from the unit value strategy and approach the back half of the year, we feel that the assortment we are seeing we feel good about it. And in the back half of the year once we move away from that excess inventory, that we will be able to flow through better margin.
     Judy Meehan - American Eagle Outfitters Inc — VP of IR
     Okay. Next question, Rob?
Operator
     Our next question is from the line of Stacy Pak with SP Research. Please proceed with your question.

     Stacy Pak - SP Research — Analyst
     Great, thanks. I guess I’m still sort of circling back to that $0.12 to $0.16 because it just looks like you kitchen sinked it. Joan, can you — I have a number of questions. What is May to date? Is almost over. I know this week is important. But, if you would tell us that, what are you assuming for the Memorial Day shift? Are you assuming any increase in the June comp? Or what is the Q2 comp assumption? What are you assuming about the summer knits in terms of markdowns? Because given your SG&A guidance, it looks like you’re basically assuming that not going to sell much at all. What’s the excess inventory in knits? And then for the second half, I think what people are asking, are we going to feel the impact of the new knits designer from Splendid or should we not get more excited about the knit assortment, how the product looks for the second half? And do you expect the gross margin to be up in the second half?
Judy Meehan - American Eagle Outfitters Inc — VP of IR
     Stacy. That’s a lot of questions.
Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
Let’s answer it this way, Stacy. Our practice is not to give comp guidance and appreciate the interest. It is early. We have a big weekend, or a big week that we’re in now and some shifts in our own promotional cadence. So we need to get through this and we’ll bring you sales results for May next week. And we will talk about — we won’t talk about quarterly comp guidance, but our view of that obviously is reflected in the margin pressure and the guidance we are seeing for the second quarter.
With respect to the knits in the back half, clearly we believe that we will have with better manage inventory in terms of this unit strategy and the quick turn leveraging the production cycles and bringing closer to need, we will be able to improve merch margin in the back half of the year. That is our goal; that is our target. And what we’re working towards. We feel that the knits strategy is improving. We believe in the third quarter we are offering a better balance of choice, meaning we do not have to bring in at any one given time the breadth of assortment that we saw in the first half of the year, and we also have gotten good feedback and what is selling and what the customer is responding to. And that’s the comment that we will have on the knits.
     Jim O’Donnell - American Eagle Outfitters Inc — CEO
     Allow me to weigh in here, because I think maybe we’ve painted a picture that you all are dealing to be down. But much more dramatic and drastic than it really is. The knit program that was initiated for the first quarter of this year actually some of it was in the fourth quarter — for first quarter this year was not a disaster. We actually, lessons learned, have had some phenomenal selling in some graphics, nonbranded, and in branded graphic T-shirts line. Some of our styles and women’s in what we call the on trend products was well received.
We have actually, lessons learned, we will able to get some higher price points on product that we probably could have, hindsight being 20/20, could have bought a little heavier. But we didn’t. The problem with the knit assortment is that we might have been a little too enthusiastic and the assortment was a bit broad. And probably, we could have been a little bit more strategic in how not only have we purchased it, but how we brought it in and landed it in quantities.
     So all these lessons learned are being course corrected for during the second quarter with the markdown strategies to eliminate some of the summer styles as well as bring in what we think are some new and exciting styles for third quarter and we’re very excited about holiday. The knit team that we have primarily in women’s, is a quite talented team. And I have all the faith that they’re going to deliver some on trend product that is going to be well received.
Combining all of that, you’re going to see that the AUR can go up somewhat in that category, or as we were in at very much the unit velocity mode early in season, and the bottom line is that it didn’t work. And you have to try something before you know, and there are some things that we did learn that will take advantage of as we move forward into the third and fourth quarter. Second quarter will be what it’s going to be. And it has to be, you know we’ve been in this business for a while and we’re just going to do what we have to do to in order to have clean inventories going into the two most important quarter of the year and that’s the third and fourth quarter.
     Judy Meehan - American Eagle Outfitters Inc — VP of IR
     Okay. Rob, we have time for one more question and I underscore one question.
Operator
     Okay. That question will be coming from the line of Linda Tsai with MKM Partners. Please proceed with your question.

     Linda Tsai - MKM Partners — Analyst
     Yes. Good morning. Given the inconsistent traffic trends are there any marketing initiatives or promotions that have been successful for you that could help move the volatility of customer traffic?
     Joan Hilson - American Eagle Outfitters Inc — Executive VP and CFO
     So, Linda, we are, as I mentioned earlier, working on some innovative marketing ideas. And clearly we’re on it and we’ll be bringing that to you in the back half of the year as well as late into the second quarter.
     Judy Meehan - American Eagle Outfitters Inc — VP of IR
All right everyone, that concludes the first quarter conference call. As you know, our next announcement will be May sales which we will report next Thursday, June 3rd. So thanks for you participation today and everyone have a great weekend.
Operator
     You may now disconnect your lines at this time. Thank you for your participation.